[*]	Designates portion of this document that have been omitted Pursuant to a request for Confidential treatment filed separately with the Commission.
Exhibit 99.6
PHOTOVOLTAIC SYSTEM ENERGY OUTPUT GUARANTY
Original Owner: Solar Tax Partners 1, LLC.
Address: 1835 15th Street, San Francisco, CA 94103
Installation Date: December 22, 2009
Installation Site: Aerojet Road and Folsom Boulevard, Rancho Cordova, CA 95813
3,614 kW AC Photovoltaic Electrical Generating System (“PV System”)
Output Guaranty: [*] year one
     THIS PHOTOVOLTAIC SYSTEM ENERGY OUTPUT GUARANTY (“Output Guaranty”) is made as of December 18, 2009, by SOLAR POWER, INC., a California corporation (“SPI”), in favor of SOLAR TAX PARTNERS 1, LLC, a California limited liability company (“Original Owner”), pursuant to the following terms and conditions:
     SPI guarantees that the actual PV System energy production will be no less than 100% of the annual energy production projection referenced in attachment Exhibit “A” (the “Output Guaranty”). To the extent energy production is negatively impacted by casualty, government regulation or restriction and is beyond SPI’s control to remedy within a reasonable period of time, this Output Guaranty shall be nullified.
The term of this Output Guaranty is ten (10) years commencing on the date upon which the PV System is placed in service.
SPI will monitor the PV System and provide a power production report to the Master Tenant 2008-C, LLC every (3) months. Additionally, SPI will give representatives of Greystone Renewable Energy Ventures, LLC online access to SPI’s proprietary PV monitoring system that will provide real-time and historical power production data for the PV System.
If the actual PV System Output for a 12 month period falls below the projected output for any 12 month period as shown in Exhibit “A”, SPI will at its own expense initiate a production field audit to identify and rectify the causes of the shortfall. SPI, at its sole and absolute discretion, will calculate, design and install any additional PV equipment required to achieve the Output Guaranty in the attached Exhibit “A.”
If at the end of any Guaranty Year, the amount of energy produced is less than the projected amount of energy output for such year, as shown in Exhibit “A” (the “Annual Difference”), SPI shall pay to Master Tenant 2008-C, LLC. (the lessee pursuant to a master lease with the original customer) at the address set forth below within thirty (30) days after the calculation of the “Annual Difference” an amount in dollars equal to the product of the Annual Difference and the Guaranteed Energy Price per KWh. If the “Annual Difference” for any Guaranty Year is zero or a negative number, then SPI shall not be required to make any payment to Master Tenant under this Performance Guaranty for such Guaranty Year.
For purposes of this Performance Guaranty, the “Guaranteed Energy Price per kWh” means $[*] per kWh, a portion of which escalates at [*]% annually for ten (10) years. The [*]% escalator is calculated on the $[*] Aerojet Power Purchase Agreement portion of the base rate only and does not apply to the $[*] SMUD PBI rate.
This warranty extends to the Original Owner, Master Tenant 2008-C, LLC, and their collective successors and assigns for the duration of the warranty term.
This Output Guaranty will be governed by the laws of the State of California, without giving effect to the conflicts of laws principles thereof. This Output Guaranty (including the exhibits, any written schedules, supplements or amendments) constitutes the entire agreement between the parties, and shall supersede any prior oral or written agreements between the parties, relating to the subject matter hereof. Any amendment, modification or change to this Guaranty will be void unless in writing and executed by both parties.
All notices, requests, statements or payments will be made to the addresses and persons specified below. All notices, requests, statements or payments will be made in writing. Notices required to be in writing will be delivered by hand delivery, overnight delivery or U.S. mail. Notice by hand delivery or overnight delivery will be deemed to have been received when delivered. A Party may change its address by providing notice of the same in accordance with the provisions of this section.
Master Tenant 2008-C, LLC
1835 15th Street
San Francisco, CA 94103
Attention: William Hedden
Solar Power, Inc.
1115 Orlando Ave.
Roseville California 95661
916-745-0900
SPI:

Solar Power, Inc., a California Corporation
By:	/s/ Stephen C. Kircher
	Name:	Stephen C. Kircher
	Title:	Chairman of the Board and Chief Executive Officer

Exhibit A
10 Year Power Production SPI Guarantee
Project Name: Aerojet 1
System Size KW DC: 3,614.56
Annual System Degradation: 0.5%
Annual Production kWh:
Year 1 — [*]
Year 2 — [*]
Year 3 — [*]
Year 4 — [*]
Year 5 — [*]
Year 6 — [*]
Year 7 — [*]
Year 8 — [*]
Year 9 — [*]
Year 10 — [*]